Jefferson Bancshares, Inc. 10-K

Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of May, 2012, by and between JEFFERSON FEDERAL BANK (“Bank”), Morristown, Tennessee, and GARY L. KEYS (“Executive”).

WHEREAS, Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employment of Bank on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.            POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to serve as Executive Vice-President and Manager of Special Assets of Bank and/or such other assignments as the Bank may determine.

2.            TERMS AND DUTIES.

(a)           The term of this Agreement shall be (i) the initial term, consisting of the period commencing on May 16, 2012 (the “Effective Date”) and ending on the second anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to Paragraph 3.  Upon the expiration of this Agreement and for a period of twelve (12) months thereafter, Executive agrees that he will not compete with Bank in the Bank’s market area as that term is defined in Paragraph 9.  For the purposes of this paragraph, the term “compete” shall have the same meaning as that more fully described in Paragraph 9, Non-Competition and Non-Disclosure.

(b)           Commencing on the first anniversary date of this Agreement, and continuing on each anniversary thereafter, the disinterested members of the Board of Directors of the Bank may extend the Agreement an additional year such that the remaining term of the Agreement shall be twenty-four (24) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Paragraph 9 of this Agreement.  The Board of the Directors of the Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting.  The Board of Directors shall give notice to Executive as soon as possible after such review as to whether the Agreement is to be extended.

(c)           During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods, and leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the promotion, operation and management of the Bank; provided, however, that, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect or conflict with the performance of Executive's duties pursuant to this Agreement.

(d)           Executive warrants that he is not bound by any other agreement or understanding with any other company, such as a non-competition or non-solicitation agreement, that would prohibit Executive from entering into this Agreement or otherwise performing his duties hereunder.

3.           COMPENSATION AND REIMBURSEMENT.

(a)           The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Paragraphs 1 and 2.  Bank shall pay Executive as compensation a salary of One Hundred Fifty-five Thousand and no/100 Dollars ($155,000.00) per year (“Base Salary”).  The Base Salary shall be payable in accordance with the customary payroll practices of Bank.  During the term of this Agreement, Executive’s Base Salary shall be reviewed not later than twelve (12) months after the effective date of this Agreement and at least annually thereafter.  Increases in compensation shall be determined by the Board of Directors of Bank or the Compensation Committee of the Board of Directors in accordance with the Bank’s performance evaluation plan.  In addition to the Base Salary provided in this Paragraph 3(a) and except as provided herein, Bank shall provide to Executive all such other benefits as are provided to regular full-time employees of Bank.  Executive further acknowledges that if the Board of Directors of Bank institutes a “pay for performance” bonus plan and/or stock option plan in the future that he will be subject to that plan when adopted, subject to regulatory and/or shareholder approval as may be required by law or policy.

(b)           Except as specifically provided herein, Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, stock options, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by Bank in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.

(c)           Executive shall receive four (4) weeks paid vacation per year during the term of this Agreement.

(d)           Executive shall be reimbursed for his reasonable expenses incurred in the performance of his duties as Executive Vice-President and Manager of Special Assets, subject to Board-approved policy.

4.           PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)           Upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement, the provisions of this Paragraph 4 shall apply.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)           the termination by Bank of Executive's full-time employment hereunder for any reason other than for Cause as defined in Paragraph 7 hereof, disability as defined in Paragraph 5(a) hereof, death, retirement as defined in Paragraph 6 hereof, or

(ii)           Executive's resignation from Bank's employment upon

(A)           a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement;

(B)           the liquidation or dissolution of Bank; or

(C)           any material breach of this Agreement by Bank which has not be cured within thirty (30) days after written notice to Bank.

Upon the occurrence of any event described in clauses (A), (B), or (C) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice to Bank given within a reasonable period of time not to exceed, except in case of a continuing breach, four (4) calendar months after the event giving rise to said right to elect.

(b)           Upon the occurrence of an Event of Termination, Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum payment equal to twelve (12) months’ Base Salary.  In addition, accrued but unpaid expenses due and payable to Executive that conform to Bank’s customary reimbursement policy shall be paid to Executive upon the occurrence of an Event of Termination.

(c)           Upon the occurrence of an Event of Termination, Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by Bank for Executive prior to his termination for a period of twelve (12) months at Bank's expense.  A COBRA notice will issue upon the Date of Termination.  Any COBRA-mandated coverage extensions beyond the first twelve (12) months will be at the option of Executive and paid for by him as provided by law unless he has secured other coverage from another source extinguishing his coverage rights.

5.           TERMINATION FOR DISABILITY.

If Executive shall become disabled as defined in Bank’s then current disability plan, Bank may terminate Executive’s employment for “Disability.”  Upon Executive’s termination of employment for Disability, disability pay shall be in accordance with the terms and conditions of Bank’s disability plan.

6.           TERMINATION UPON RETIREMENT; DEATH OF EXECUTIVE.

Executive’s termination by Bank based on “Retirement” shall mean retirement at age 70 or in accordance with any retirement arrangement established with Executive’s consent with respect to him.  Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of Bank and other plans to which Executive is a party, but shall not be entitled to any further payments under this Agreement.  Upon the death of Executive during the term of this Agreement, Bank shall pay to Executive’s estate the compensation due to Executive through the last day of the calendar month in which his death occurred.

7.           TERMINATION FOR CAUSE.

For purposes of this Agreement, “Termination for Cause” shall include termination because of Executive’s personal dishonesty; incompetence; willful misconduct (including, without limitation, personal behavior that would cause disruption in the workplace with third parties, other employees, customers, or Board members); breach of fiduciary duty involving personal profit; moral turpitude; intentional failure to perform stated duties; willful violation of any law, rule, or regulation which negatively impacts Bank (other than traffic violations or similar offenses) or willful violation of a final cease-and-desist order; or a material breach of any provision of this Agreement.  For purposes of this Paragraph 7, the term “willful” is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of Bank by Executive.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the members of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons thereof.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any unexercised stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of Bank, or any subsidiary or affiliate thereof, shall become null and void, effective upon Executive's receipt of Notice of Termination for Cause pursuant to Paragraph 8 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

8.           NOTICE.

(a)           Any purported termination by Bank or Executive shall be communicated by Notice of Termination to the other party thereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  In the case of termination for “incompetence” under Paragraph 7 hereof, Bank shall deliver to Executive a written notice that specifies the basis of the proposed termination for incompetence and shall afford Executive thirty (30) days within which to cure the criticisms that have led Bank to seek to terminate Executive for the cause of incompetence.  If Executive is unable or unwilling to cure within the 30-day period, Bank may, in its discretion, proceed to terminate Executive in accordance with the provisions of Paragraphs 7 and 8 hereof.

(b)           “Date of Termination” shall mean:

(A)           if  Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); and

(B)           if  Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

9.           NON-COMPETITION AND NON-DISCLOSURE

(a)           Upon any termination of Executive's employment hereunder for any reason, including but not limited to expiration of this Agreement, Executive agrees not to compete with Bank for a period of twelve (12) months following such termination in Bank’s “market area.”  Executive agrees that, during such period, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of Bank.  Executive specifically further agrees that he will not, for the twelve (12) month non-competition period, work, in either a paid or unpaid capacity with any individual or group proposing to establish a new bank or other regulated financial institution in Bank’s market area.  For purposes of this provision, Bank’s “market area” shall be deemed to include all of Hamblen, Knox, Sullivan, Hawkins, and Washington counties in Tennessee and any other county in which Bank operates a main office, branch office or loan or deposit production office on date of termination.  The parties hereto, recognizing that irreparable injury will result to Bank, its business and property in the event of Executive’s breach of this Subparagraph 9(a), agree that in the event of any such breach by Executive, Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that in the event of the termination of his employment pursuant to Paragraph 8 hereof, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting Bank from pursuing any other remedies available to Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b)           Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of Bank or affiliates thereof to any person, firm, corporation or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas that are not solely and exclusively derived from the business plans and activities of Bank.  In the event of a breach or threatened breach by Executive of the provisions of this Subparagraph 9(b), Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting Bank from pursuing any other remedies available to Bank for such breach or threatened breach, including the recovery of damages from Executive.

10.           SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from Bank’s general funds.

11.           EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding among the parties thereto and supersedes any prior employment agreement, written or oral, between Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.           NO ATTACHMENT; SUCCESSORS AND ASSIGNS.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive and Bank and their respective successors and assigns.

13.           MODIFICATION AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties thereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.           SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.           HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs therein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.           GOVERNING LAW.

This Agreement shall be governed by the substantive laws and procedural provisions of the State of Tennessee, including, without limitation, that state’s statutory and common law of privilege, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

17.           PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Bank or Executive pursuant to any dispute or question or interpretation relating to this Agreement shall be paid or reimbursed by the non-prevailing party.

18.           INDEMNIFICATION.

Bank shall provide Executive with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive to the fullest extent permitted under applicable Tennessee and federal law and regulations and Bank's Charter and Bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding initiated by a person or entity not a party to this Agreement in which he may be involved by reason of his having been an officer or director of Bank (whether or not he continues to be an officer or director at the time of incurring such expense or liabilities), and that is a result of actions or omissions taken in the course and scope of his duties as an officer or director of Bank.  Such expense and liabilities include, but are not limited to, judgment, court costs, and reasonable attorneys’ fees and the cost of reasonable settlement.

19.           SUCCESSOR TO THE BANK OR ITS HOLDING COMPANY.

Bank and its holding company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Bank, expressly and unconditionally to assume and agree to perform Bank’s obligations under this Agreement, in the same manner and to the same extent that Bank would be required to perform if no such succession or assignment had taken place.

20.           COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.

(a) It is Bank’s intent that the payments and benefits provided under this Agreement shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”).  Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to maximum extent possible.  This Agreement shall be construed, administered, and governed in a manner that effects such intent, and Bank shall not take any action that would be inconsistent with such intent.  Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

(b) If neither the “short-term deferral” nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment, or reimbursement under this Agreement, then notwithstanding any provision in this Agreement to the contrary, the remaining provisions of this Paragraph 20 shall apply.

(i)           If Executive is a “specified employee,” as determined under Bank’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such Date of Termination shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within 30 days after the first business day following the six (6) month anniversary of such Date of Termination (or, if Executive dies during such six-month period, within thirty (30) days after Executive’s death).

(ii)           To the extent required to comply with Section 409A, any reimbursement of expenses pursuant to this Agreement, that will not be excluded from Executive’s income when received is subject to the following requirements:  (1) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (2) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (3) the right to reimbursement is not subject to liquidation or exchange for another benefit.

21.           LIMITATIONS ON EXECUTIVE COMPENSATION.

Notwithstanding any other provisions of this Agreement, it is intended that, in the event that Bank elects to participate in any program of the United States government which, by its terms, limits the total amount of executive compensation that Executive may receive, this Agreement shall be amended by operation of law to comply with the limitations set out in such program.

22.           REGULATORY REQUIREMENTS.

The parties agree that any payments contemplated pursuant to this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359 (“golden parachute” and indemnification payments), as such laws and regulations may hereafter be amended from time to time.

IN WITNESS WHEREOF, Executive and a duly authorized officer or director of Bank have executed this Agreement, effective on the date first written above.

JEFFERSON FEDERAL BANK

By:	/s/Anderson L. Smith
Anderson L. Smith, President and CEO

EXECUTIVE

By:	/s/ Gary L. Keys
Gary L. Keys